CERTIFICATE OF DESIGNATION
            CLASSIFYING AND DESIGNATING A SERIES OF PREFERRED SHARES
                                       AS
                      SERIES A CONVERTIBLE PREFERRED SHARES
                                       OF
                       VININGS INVESTMENT PROPERTIES TRUST


     The  Board  of  Trustees  of  VININGS   INVESTMENT   PROPERTIES   TRUST,  a
Massachusetts business trust (the "Trust"), DO HEREBY CERTIFY:

     FIRST:  Pursuant to the authority  conferred  upon the Board of Trustees by
Section 6.1.1 of the Third Amended and Restated Declaration of Trust, on July 28, 1999 the Board of Trustees of the Trust has duly classified and designated a series of 2,050,000 Preferred Shares as "Series A Convertible Preferred Shares."

     SECOND: The following is a description of the voting powers, designations, preferences and relative, participating, optional and other special rights, powers and duties of the Series A Convertible Preferred Shares:

     SECTION 1. DESIGNATION AND NUMBER. A series of preferred shares designated as the "Series A Convertible Preferred Shares" (par value $.01 per share) (the "Series A Convertible Preferred Shares") is hereby established. The number of authorized shares of Series A Convertible Preferred Shares constituting such series shall be 2,050,000.

     SECTION 2. RANKING. As to the payment of dividends and distributions, including upon a Triggering Event, the Series A Convertible Preferred Shares shall rank as set forth in this Section 2. The Series A Convertible Preferred Shares shall rank senior to (i) all Shares that are not designated as Preferred Shares of the Trust and (ii) all Shares that are designated Preferred Shares of the Trust ranking junior to the Series A Convertible Preferred Shares (collectively "Junior Shares"). The Series A Convertible Preferred Shares shall rank junior to all Preferred Shares of the Trust designated as ranking senior to the Series A Convertible Preferred Shares (collectively, "Senior Shares"). The Series A Convertible Preferred Shares shall rank on a parity with all Preferred Shares other than Junior Shares and Senior Shares (collectively, "Parity Shares"). Notwithstanding the foregoing, the Trust shall not authorize or create, or increase the authorized or issued amount of any class or series of Series A Convertible Preferred Shares or reclassify any Shares into Senior Shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Series A Convertible Preferred Shares, except as provided in Section 8(a).

     SECTION 3. DIVIDENDS AND DISTRIBUTIONS. (a) Payment of Dividends. The holders of Series A Convertible Preferred Shares shall be entitled to receive cumulative preferential cash dividends at the rate per annum of $0.4675 per Series A Convertible Preferred Share. Such dividends shall be cumulative, shall accrue from the Original Issuance Date and shall be payable (i) in semiannual installments in arrears, on the fifteenth day (or, if not a Business Day, the next succeeding Business Day) of February and August of each year commencing on August 15, 1999 and, in the event of a conversion of Series A Convertible Preferred Shares, on the conversion date (the "Dividend Payment Date"). The amount of the dividend payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full semiannual period for which dividends are computed, the amount of the dividend payable shall be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which dividends are to be paid on the Series A Convertible Preferred Shares is not a Business Day, then payment of such dividend shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Dividends on the Series A Convertible Preferred Shares shall be made to the holders of record of the Series A Convertible Preferred Shares on the relevant record dates to be fixed by the Trust, which record dates shall be the same day as the record date for any dividend payable on Junior Shares, with respect to the same period, or, if no such dividend is payable in respect of the Junior Shares, the 1st day of the calendar month in which the applicable dividend falls or on such earlier date designated on at least ten (10) days' notice by the Board of Trustees of the Trust as the record date for such dividend that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (the "Record Date").

     (b) Dividends Cumulative. Dividends on the Series A Convertible Preferred Shares shall accrue whether or not the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness at any time prohibit the current payment of dividends, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Convertible Preferred Shares shall accumulate as of the Dividend Payment Date on which they first become payable. If cash dividends on the Series A Convertible Preferred Shares are in arrears and unpaid for a period of sixty (60) days or more, then an additional amount of dividends shall accrue on such amount in arrears at a rate equal to fifteen percent (15.00%) per annum (the " Default Rate") from the applicable Dividend Payment Date until paid. Any dividend payment made on the Series A Convertible Preferred Shares shall first be credited against any accrued but unpaid dividends with respect to such Series A Convertible Preferred Shares and then to any current dividends required to be paid.

     (c) Priority as to Distributions. (i) So long as any Series A Convertible Preferred Shares are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Junior Shares, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series A Convertible Preferred Shares, or any Shares other than Senior Shares, unless, in each case, all distributions accumulated on all Series A Convertible Preferred Shares and Parity Shares have been paid in full. In determining whether to make any distributions pursuant to this Section 3(c), the Board of Trustees of the Trust shall conservatively forecast future cash flow requirements as to the ability to satisfy its obligations to the holders of the Series A Convertible Preferred Shares. The foregoing sentence shall not prohibit (a) distributions payable solely in Junior Shares, (b) the conversion of Junior Shares into Shares ranking junior to the Series A Convertible Preferred Shares, or (c) the redemption of Shares corresponding to any Series A Convertible Preferred Share, Parity Share or Junior Share to be purchased by the Trust pursuant to Section 6.12 of the Declaration of Trust to preserve the Trust's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Section
6.12 of the Declaration of Trust.

          (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series A Convertible Preferred Shares and all Parity Shares, all distributions authorized and declared on the Series A Convertible Preferred Shares and all Parity Shares shall be authorized and declared so that the amount of distributions authorized and declared per Series A Convertible Preferred Share and per Parity Share shall in all cases bear to each other the same ratio that accrued distributions per Series A Convertible Preferred Share and per Parity Share bear to each other.

     (d) Prohibition on Distribution. No distributions on Series A Convertible Preferred Shares shall be authorized by the Trust or paid or set apart for payment by the Trust at any such time as the terms and provisions of any agreement of the Trust or the Operating Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law. No such agreement prohibiting such payments prior to default exists as of the date hereof and except as provided in Section 8(a), no agreement prohibiting such payments shall be entered into, provided, however, that the Trust and/or the Operating Partnership have and in the future may enter into agreements that require the Trust or the Operating Partnership to maintain cash reserves.

     (e) No Further Rights. Holders of Series A Convertible Preferred Shares shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

     SECTION 4. LIQUIDATION PROCEEDS. (a) Upon the occurrence of (i) a voluntary sale, lease or transfer (for cash, shares, securities or other consideration) of all or substantially all the assets of the Trust, the Operating Partnership, or all of the Property Partnerships to any Person, (ii) the consolidation or merger of the Trust, the Operating Partnership, or all of the Property Partnerships (but only if such entity is not the surviving entity and the holders of such entity's equity securities before such event hold less than fifty percent (50%) of the survivor's equity securities after such event) with or into any Person, or (iii) a dissolution or winding up, voluntary or involuntary of the Trust, the Operating Partnership, or all of the Property Partnerships (each, a "Triggering Event"), the holders of Series A Convertible Preferred Shares shall be entitled to receive out of the assets of the Trust legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Trust, but before any payment or distributions of the assets shall be made to holders of Junior Shares, an amount equal to the sum of (i) a liquidation preference in an amount equal to $4.46 per Series A Convertible Preferred Share, or if a Triggering Event occurs prior to the first anniversary of the Original Issuance Date, $4.25 per Series A Convertible Preferred Share, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment (together, the "Liquidation Preference"). In the event of any conflict between the provisions of this
Section 4 and Article VI of the  Declaration  of Trust,  the  provisions of this
Section 4 shall control.

     (b) Notice. Written notice of any Triggering Event, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty
(60) days prior to the payment date stated therein, to each record holder of the Series A Convertible Preferred Shares at the respective addresses of such holders as the same shall appear on the transfer records of the Trust.

     (c) No Further Rights. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Convertible Preferred Shares shall have no right or claim to any of the remaining assets of the Trust (it being understood that such holder may have additional rights or claims to the remaining assets of the Trust as a result of its ownership of Shares of other classes or series).

     SECTION 5. OPTIONAL REDEMPTION. (a) Right of Optional Redemption. The Series A Convertible Preferred Shares may not be redeemed prior to the third anniversary of the Original Issuance Date; provided, however, that the Trust may, in its sole discretion, redeem any Series A Convertible Preferred Shares prior to such third anniversary to the extent that the proceeds used for such redemption are obtained from the sale or refinancing of a property. On or after the third anniversary of the Original Issuance Date, the Trust shall have the right to redeem the Series A Convertible Preferred Shares, in whole but not in part, at any time or from time to time, and prior to such third anniversary to the extent of available proceeds from property sales or refinancings unless the Board of Trustees of the Trust has determined that such proceeds are to be used in an exchange pursuant to Section 1031 of the Internal Revenue Code the Trust shall redeem the Series A Convertible Preferred Shares pro rata, except to the extent that any holder of such Series A Convertible Preferred Shares has elected not to have his, her or its pro rata share of Series A Convertible Preferred Shares redeemed, in each case upon not less than thirty (30) nor more than sixty
(60) days' written notice, at a redemption price (the "Redemption Price"), payable in cash equal to the Liquidation Preference that the holder would be entitled to receive on the date fixed for redemption.

     (b) Procedures for Redemption. (i) Notice of redemption (a "Redemption Notice") will be (a) faxed, and (b) mailed by the Trust, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series A Convertible Preferred Shares at their respective addresses as they appear on the records of the Trust. No failure to give or defect in such Redemption Notice shall affect the validity of the proceedings for the redemption of any Series A Convertible Preferred Shares except as to the holder to whom such Redemption Notice was defective or not given. In addition to any information required by law, each such Redemption Notice shall state: (v) the redemption date, (w) the Redemption Price, (x) the place or places where such Series A Convertible Preferred Shares are to be surrendered for payment of the Redemption Price, (y) that distributions on the Series A Convertible Preferred Shares to be redeemed shall cease to accumulate on such redemption date and (z) that payment of the Redemption Price will be made upon presentation and surrender of such Series A Convertible Preferred Shares.

          (ii) If the Trust gives a Redemption Notice in respect of Series A Convertible Preferred Shares (which Redemption Notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Trust will deposit irrevocably in trust for the benefit of the Series A Convertible Preferred Shares being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series A Convertible Preferred Shares upon surrender of the Series A Convertible Preferred Shares by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series A Convertible Preferred Shares or portions thereof called for redemption, unless the Trust defaults in the payment thereof. If any date fixed for redemption of Series A Convertible Preferred Shares is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Trust, distributions on such Series A Convertible Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

     SECTION 6. CONVERSION. (a) Each Series A Convertible Preferred Share, may, at the option of the holder thereof, be converted, in whole or in part, into one Common Share at any time on or after the first anniversary of the Original Issuance Date, whether or not the Trust has given a Redemption Notice under
Section  5,  on  the  terms  and   conditions  set  forth  in  this  Section  6.
Notwithstanding the foregoing, if a holder elects to convert its Series A Convertible Preferred Shares into Common Shares, the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Series A Convertible Preferred Shares by paying to such holder the fair market value of the Series A Convertible Preferred Shares on the day prior to the conversion date as determined in good faith by the Board of Trustees of the Trust.

     (b) The holder of any Series A Convertible Preferred Shares may exercise its right to convert such Series A Convertible Preferred Shares into Common Shares (having the same economic rights as the Common Shares outstanding on the date of this Certificate of Designation) by surrendering for such purpose to the Trust, at its principal office or at such other office or agency maintained by the Trust for that purpose, a certificate or certificates representing the Series A Convertible Preferred Shares to be converted duly endorsed to the Trust in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such Series A Convertible Preferred Shares in accordance with the provisions of this Section 6. To the extent that a holder of Series A Convertible Preferred Shares elects to convert its Series A Convertible Preferred Shares for Common Shares and such conversion, together with all other Series A Convertible Preferred Shares tendered by other holders for conversion into Common Shares, would violate the ownership limitation of the Trust set forth in Section 6.12 of the Declaration of Trust, each holder of Series A Convertible Preferred Shares shall be entitled to convert, pursuant to the terms of this Section 6, only up to its pro rata share of that number of Series A Convertible Preferred Shares which would comply with such ownership limitation of the Trust, and any Series A Convertible Preferred Shares not so exchanged ("Excess Shares") shall be redeemed by the Trust for cash in an amount equal to the Liquidation Preference on the date of such redemption. The Trust will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of Common Shares on conversion of Series A Convertible Preferred Shares pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Trust shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable Common Shares to which the holder of shares of Series A Convertible Preferred Shares so converted shall be entitled and (ii) if less than the full number of Series A Convertible Preferred Shares evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of Series A Convertible Preferred Shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the Series A Convertible Preferred Shares to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive Common Shares and the person entitled to receive such Common Shares shall be treated for all purposes as having become the record holder of such Common Shares at such time.

     (c) Series A Convertible Preferred Shares may be converted at any time; provided, however, that, if a Redemption Notice has been delivered pursuant to
Section 5, Series A Convertible Preferred Shares may not be converted pursuant to this Section 6 after the twentieth (20th) day following the receipt of the Redemption Notice by such holder.

     (d) In the event of a conversion of Series A Convertible Preferred Shares, any accrued and unpaid distributions, whether or not declared, to the date of conversion on any Series A Convertible Preferred Shares tendered for conversion shall, at the option of the holder, be paid to the holder of such Series A Convertible Preferred Shares in cash or in Common Shares, and, if such Series A Convertible Preferred Shares are tendered for Common Shares, the number of Common Shares to be issued to such holder shall be calculated with reference to the fair market value of the Common Shares on the day prior to the conversion date as determined in good faith by the Board of Trustees of the Trust.

     SECTION 7. COMPLIANCE WITH THE SECURITIES ACT. As a condition to a conversion of the Series A Convertible Preferred Shares, the Trust may require the holders of Series A Convertible Preferred Shares to make such representations as may be reasonably necessary for the Trust to establish that the issuance of Common Shares pursuant to such conversion shall not be required to be registered under the Securities Act of 1933, as amended, or any state securities laws. Any securities issued upon conversion shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Declaration of Trust, the Securities Act of 1933, as amended, and relevant state securities or blue sky laws or created by the converting holder of Series A Convertible Preferred Shares.

     The certificates representing the securities issued upon conversion of the Series A Convertible Preferred Shares shall contain the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (B) AN EXEMPTION FROM REGISTRATION UNDER SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM SUCH PROVISIONS.

     SECTION 8. VOTING RIGHTS. (a) Holders of Series A Convertible Preferred Shares shall not be entitled to vote on any matter on which holders of the Common Shares are entitled to vote, provided that the holders of Series A Convertible Preferred Shares shall have the right to vote as a separate class of Shares on the following, each of which shall require the consent of holders of record of Series A Convertible Preferred Shares representing more than two-thirds of the Series A Convertible Preferred Shares outstanding at the time:

          (i) to authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any Shares into Senior Shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Senior Shares; or

          (ii) to amend, alter or repeal the provisions of the Declaration of Trust, whether by merger, consolidation or otherwise, in each case in a transaction or manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Convertible Preferred Shares; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Trust's assets as an entirety, so long as (l) the Trust is the surviving entity and the Series A Convertible Preferred Shares remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series A Convertible Preferred Shares for other interests in such entity having substantially the same terms and rights as the Series A Convertible Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series A Convertible Preferred Shares; and provided further that any increase in the amount of Shares or the creation or issuance of any other class or series of Shares or obligation or security convertible into or evidencing the right to purchase any such Shares, in each case ranking junior to the Series A Convertible Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Convertible Preferred Shares. In the event of any conflict between the provisions of Article VI of the Declaration of Trust and the provisions of this Section 8, the provisions of this Section 8 shall control.

     (b) In addition to the voting rights set forth in Section 8(a), without the consent of holders of record of Series A Convertible Preferred Shares representing more than two-thirds of the Series A Convertible Preferred Shares outstanding, the Trust shall not consummate a Liquidation Transaction; provided, however, that upon the effectiveness of an amendment to the Declaration of Trust that grants to all holders of Shares the right to approve Liquidation Transactions, the foregoing approval requirement shall terminate and the Trust shall be permitted to consummate a Liquidation Transaction if it receives the affirmative vote of at least a majority of the holders of Shares of the Trust, including the Series A Convertible Preferred Shares voting on an as converted basis.

     SECTION 9. OWNERSHIP LIMITATION. In applying the ownership limitation contained in Section 6.12 of the Declaration of Trust to a holder of the Series A Convertible Preferred Shares, the term "Limit" shall, in all cases, mean the direct or indirect ownership by such holder (or such holder's group) in the aggregate of more than 9.8% of the value of all outstanding Shares of the Trust. All other provisions of Section 6.12 shall remain applicable to the holders of the Series A Convertible Preferred Shares without alteration.

     SECTION 10. DEFINITIONS. Capitalized terms used herein and not defined in this Section 10 shall have the meanings ascribed to such terms in the Declaration of Trust The following terms have the following respective meanings:

     "Agreement of Purchase and Sale" shall mean, with respect to any Portfolio Property, that certain Amended and Restated Agreement of Purchase and Sale, dated February 15, 1999, as the same may be further amended, restated or modified from time to time, that relates to the purchase and sale of such Portfolio Property.

     "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

     "Declaration   of  Trust"  shall  mean  the  Third   Amended  and  Restated
Declaration of Trust, dated July 1, 1999 of the Trust.

     "Default Rate" shall have the meaning set forth in Section 3(b) of this Certificate of Designation.

     "Dividend Payment Date" shall have the meaning set forth in Section 3(a) of this Certificate of Designation.

     "Excess Shares" shall have the meaning set forth in Section 6(b) of this Certificate of Designation.

     "Heritage Transaction" shall mean the direct or indirect purchase by the Operating Partnership of any interest in the Portfolio Properties.

     "Junior Shares" shall mean all classes of Common Shares of the Trust and each other class or series of interests of the Trust hereinafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with the Series A Convertible Preferred Shares, if authorized, as to dividends and distributions upon liquidation, winding up and dissolution of the Trust.

     "Liquidation Preference" shall have the meaning set forth in Section 4(a) of this Certificate of Designation.

     "Liquidation   Transaction"  shall  mean  the  occurrence  of  any  of  the following:

          (i) the sale, transfer or other disposition, in a single transaction or series of related transactions, of greater than twenty five percent (25%) of the assets of the Trust;

          (ii) any merger or consolidation of the Trust with any other Person other than any merger in which the Trust is the surviving entity and in which (i) none of the Shares of the Trust outstanding immediately prior to the merger are converted into, exchanged for or reclassified into cash, securities or other property (or any combination thereof) pursuant to the terms of the merger, and (ii) all of the Shares of the Trust outstanding immediately prior to the merger remain outstanding following the merger (other than Shares of the Trust voluntarily converted or exchanged by the holders in accordance with their terms); or

          (iii) any other transaction or series of related transactions which results in the liquidation of the Trust.

     "Original Issuance Date" shall mean, (i) with respect to a holder of Series A Convertible Preferred Shares that were issued by the Trust in exchange for Series A Convertible Preferred Units, the date on which such holder originally acquired the Series A Convertible Preferred Units from the Operating Partnership, and (ii) with respect to any other holder, the date on which such holder originally acquired Series A Convertible Preferred Shares from the Trust.

     "Operating Partnership" shall mean Vinings Investment Properties, L.P., a Delaware limited partnership.

     "Parity Shares" shall mean all classes and series of Shares of the Trust the terms of which expressly provide that such Shares rank on a parity with the Series A Convertible Preferred Shares as to dividends and distributions upon liquidation, winding up and dissolution of the Trust.

     "Portfolio Property" means any one of the properties constituting the Heritage Transaction as described in Article II of the Agreement of Purchase and Sale relating thereto, and "Portfolio Properties" shall mean all of the 17 multifamily properties constituting the Heritage Portfolio and described on Exhibit C to the Securities Purchase Agreement, which are being purchased by the Property Partnerships, whether directly or indirectly, in the Heritage Transaction.

     "Property Partnership" shall have the meaning ascribed to the term "Purchaser" in Article I of the Agreement of Purchase and Sale for a particular Portfolio Property, and "Property Partnerships" shall mean collectively each Property Partnership purchasing a Portfolio Property in the Heritage Transaction.

     "Securities Purchase Agreement" shall mean collectively, each Securities Purchase Agreement entered into by and among the Operating Partnership, the Trust and the purchasers named therein relating to the purchase and sale of Series A Convertible Preferred Units or Series A Convertible Preferred Shares, as the case may be.

     "Trust" shall have the meaning set forth in the recitals to of this Certificate of Designation.

     "Record Date" shall have the meaning set forth in Section 3(a) of this Certificate of Designation.

     "Redemption Price" shall have the meaning set forth in Section 5(a) of this Certificate of Designation.

     "Series A Convertible Preferred Shares" shall have the meaning set forth in
Section 1 of this Certificate of Designation.

     "Series A Convertible Preferred Units" shall mean the series of preferred units of the Operating Partnership established by the Sixth Amendment to the Amended and Restated Agreement of Limited Partnership.

     "Triggering Event" shall have the meaning set forth in Section 4(a) of this Certificate of Designation.

     Section 11. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Convertible Preferred Shares.

     IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Trust by its President and attested by its Secretary on the 24th day of March, 2000.

Attest:                  VININGS INVESTMENT PROPERTIES TRUST,
                         a Massachusetts business trust

                         By:      /s/ Stephanie A. Reed
                            ---------------------------------
                         Name:    Stephanie A. Reed
                         Title:   Secretary



                         By:     /s/ Peter D. Anzo
                            ---------------------------------
                         Name:    Peter D. Anzo
                         Title:   President